EXHIBIT 99.1

LSB Industries, Inc. Comments on Fourth Quarter Results and the Proposed Economic Stimulus Package

January 22, 2009 4:32 PM ET

LSB Industries, Inc. (the Company) (NYSE:LXU), announced today that 2008 fourth quarter sales were up in both its Climate Control and Chemical Business. Although it expects to report a sales increase of approximately 33% for the fourth quarter of 2008 vs. the fourth quarter of 2007, pre-tax income, although positive, will be lower due in part to write-downs and valuation reserves of approximately $10 million, as a result of steep declines in commodity prices and the market value of certain financial hedge positions. In addition, during the fourth quarter 2008, LSB completed planned maintenance (turnarounds) at our El Dorado, Arkansas and Cherokee, Alabama plants at a combined cost of approximately $4.5 million.

The 2008 fourth quarter write-downs and valuation reserves include estimated $3.7 million lower of cost or market inventory write-downs, and $3.3 million mark-to-market losses on natural gas and anhydrous ammonia hedge positions relating to our Chemical Business and $3.0 million mark-to-market losses on interest rate hedge positions. Included in the natural gas and anhydrous ammonia mark-to-market losses is $1.7 million unrealized non-cash losses securing profit margins on certain orders that will be shipped at firm sales prices in 2009.

Partially offsetting the $10 million write-downs and valuation reserves is a gain of $5.5 million from the repurchase of a portion of the Company’s 5.5% subordinated debentures due 2012 at below face value.

Jack E. Golsen, Chairman and CEO, stated, “The write-downs are caused by the unprecedented volatility in commodity markets that occurred in the fourth quarter of 2008. We are recently seeing some settling in this situation and the market is moving forward with lower costs and lower selling prices of our chemical products. Our Climate Control Business results were not significantly affected by the volatility in the commodity markets.”

Golsen further stated, “In response to numerous inquiries following the release of the stimulus package proposed by the House of Representatives on January 15, 2009, we believe that several funding initiatives and tax incentives could be favorable to our Climate Control Business, particularly our geothermal heat pump business. The proposed package extends and expands federal tax credits for residential and commercial geothermal systems, and includes almost $33 billion to upgrade federal and state buildings, schools and universities, with emphasis on energy efficiency enhancements. Highly energy efficient products produced by LSB could be used in many of these upgrade and modernization projects.”

EXHIBIT 99.1

He went on to say, “For the past few years our geothermal heat pump sales have grown at a very rapid rate, and that growth was without any federal tax incentives, as the legislation passed in 2008 has not been in effect long enough to impact sales. The proposed stimulus package as discussed, if enacted, could benefit our geothermal business.”

Tony Shelby, Chief Financial Officer, stated, “Our current plan is to issue the financial results for the fourth quarter and calendar year ended December 31, 2008, on or about March 12, 2009. However, the final determination will be made later in February. As is customary, a separate press release will be made when the dates of the earnings announcement and subsequent conference call are established.”

LSB is a manufacturing, marketing and engineering company. Through its subsidiaries, LSB’s principal business activities consist of the manufacture and sale of commercial and residential climate control products, such as geothermal and water source heat pumps, hydronic fan coils, large custom air handlers, the manufacture and sale of chemical products for the mining, agricultural and industrial markets, and the provision of specialized engineering services and other activities. LSB Industries is included in the Russell 2000 Index and the Russell 3000 Index.

This press release contains certain statements which may constitute forward-looking statements within the meaning of the Private Securities Reform Act of 1996, including, but not limited to, expectation as to sales increases for the fourth quarter of 2008 vs. fourth quarter 2007; pre-tax income for 2008; fourth quarter write-downs and reserves; market moving forward with lower costs and lower selling prices of our chemical products; funding initiatives and tax incentives in the stimulus package currently proposed by the House of Representatives which could be favorable to and enlarge our geothermal heat pump business; and use of our energy efficient products. Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from the forward-looking statements as a result of various factors, including, but not limited to, general economic conditions; development of new technology; results of our 2008 audit; adjustments to our 2008 financials in connection with such audit; changes in the proposed stimulus package by Congress and/or the executive branch prior to such being adopted; and the “Risk Factors” contained in, and the other factors listed under the heading, “Special Note Regarding Forward-Looking Statements” in our 2007 Form 10-K, as amended by our 10-K/A Amendment No. 1, and our Forms 10-Q for quarters ended March 31, 2008, June 30, 2008, and September 30, 2008.